Exhibit 99.5

Item 1.   Financial Statements

EQT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
Statements of Combined Operations (Unaudited)(1)

	Three Months Ended March 31,
	2018	2017
	(Thousands, except per unit amounts)
Operating revenues (2)	$286,562	$200,072
Operating expenses:
Operating and maintenance (3)	19,460	16,817
Selling, general and administrative (3)	18,998	17,400
Depreciation and amortization	27,385	20,547
Amortization of intangible assets	10,386	—
Total operating expenses	76,229	54,764
Operating income	210,333	145,308
Equity income (4)	8,811	4,277
Other income	898	1,537
Net interest expense (5)	10,716	7,926
Net income	209,326	143,196
Net income attributable to noncontrolling interests	2,493	—
Net income attributable to EQT Midstream Partners, LP	$206,833	$143,196

Calculation of limited partner interest in net income:
Net income	$206,833	$143,196
Less pre-acquisition net income allocated to parent	(29,615)	—
Less general partner interest in net income – general partner units	(3,117)	(2,519)
Less general partner interest in net income – incentive distribution rights (IDRs)	(44,164)	(30,686)
Limited partner interest in net income	$129,937	$109,991

Net income per limited partner unit – basic and diluted	$1.61	$1.36
Weighted average limited partner units outstanding – basic and diluted	80,607	80,602

Cash distributions declared per unit (6)	$1.065	$0.89

(1)
As discussed in Note B, the combined financial statements of EQT Midstream Partners, LP (EQM) have been retrospectively recast to include the pre-acquisition results of Rice Olympus Midstream LLC (ROM), Strike Force Midstream Holdings LLC (Strike Force) and Rice West Virginia Midstream LLC (Rice WV), which were acquired by EQM effective on May 1, 2018 (the May 2018 Acquisition), because this transaction was between entities under common control.

(2)
Operating revenues included affiliate revenues from EQT Corporation and subsidiaries (collectively, EQT) of $181.2 million and $143.4 million for the three months ended March 31, 2018 and 2017, respectively. See Note F.

(3)
Operating and maintenance expense included charges from EQT of $10.5 million and $9.9 million for the three months ended March 31, 2018 and 2017, respectively. Selling, general and administrative expense included charges from EQT of $17.6 million and $16.4 million for the three months ended March 31, 2018 and 2017, respectively. See Note F.

(4)	Represents equity income from Mountain Valley Pipeline, LLC (the MVP Joint Venture). See Note G.

(5)	Net interest expense included interest income on the preferred interest (the Preferred Interest) in EQT Energy Supply, LLC (EES) of $1.7 million for the three months ended March 31, 2018 and 2017.

(6)	Represents the cash distributions declared related to the period presented. See Note J.

The accompanying notes are an integral part of these combined financial statements.

EQT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
Statements of Combined Cash Flows (Unaudited)(1)

	Three Months Ended March 31,
	2018	2017
	(Thousands)
Cash flows from operating activities:
Net income	$209,326	$143,196
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,385	20,547
Amortization of intangible assets	10,386	—
Equity income	(8,811)	(4,277)
AFUDC – equity	(1,065)	(1,699)
Non-cash long-term compensation expense	331	225
Changes in other assets and liabilities:
Accounts receivable	(7,643)	(968)
Accounts payable	(2,920)	364
Due to/from EQT affiliates	(6,825)	107
Other assets and other liabilities	1,257	3,927
Net cash provided by operating activities	221,421	161,422

Cash flows from investing activities:
Capital expenditures	(137,877)	(62,947)
Capital contributions to the MVP Joint Venture	(117,019)	(19,760)
Principal payments received on the Preferred Interest	1,079	1,020
Net cash used in investing activities	(253,817)	(81,687)

Cash flows from financing activities:
Proceeds from credit facility borrowings	254,000	50,000
Payments on credit facility borrowings	(117,000)	(50,000)
Distributions paid to unitholders	(125,890)	(97,822)
Distributions to noncontrolling interest	(750)	—
Capital contributions	12,873	216
Net cash provided by (used in) financing activities	23,233	(97,606)

Net change in cash and cash equivalents	(9,163)	(17,871)
Cash and cash equivalents at beginning of period	44,062	60,368
Cash and cash equivalents at end of period	$34,899	$42,497

Cash paid during the period for:
Interest, net of amount capitalized	$11,594	$9,411

Non-cash activity during the period for:
(Decrease) increase in capital contribution receivable from EQT	$(10,074)	$758

(1)
As discussed in Note B, the combined financial statements of EQM have been retrospectively recast to include the pre-acquisition results of ROM, Strike Force and Rice WV, which were acquired by EQM effective on May 1, 2018, because this transaction was between entities under common control.

The accompanying notes are an integral part of these combined financial statements.

EQT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
Combined Balance Sheets (Unaudited)(1)

	March 31, 2018	December 31, 2017
	(Thousands, except number of units)
ASSETS
Current assets:
Cash and cash equivalents	$34,899	$44,062
Accounts receivable (net of allowance for doubtful accounts of $453 and $446 as of March 31, 2018 and December 31, 2017, respectively)	55,948	48,305
Accounts receivable – affiliate	100,154	110,292
Other current assets	17,325	12,754
Total current assets	208,326	215,413

Property, plant and equipment	4,202,406	4,077,282
Less: accumulated depreciation	(423,359)	(398,245)
Net property, plant and equipment	3,779,047	3,679,037

Investment in unconsolidated entity	546,428	460,546
Goodwill	37,954	37,954
Intangible assets, net	607,274	617,660
Other assets	135,537	136,966
Total assets	$5,314,566	$5,147,576

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$71,967	$80,637
Due to related party	23,769	31,673
Capital contribution payable to MVP Joint Venture	65,786	105,734
Accrued interest	11,376	10,926
Accrued liabilities	15,156	16,936
Total current liabilities	188,054	245,906

Credit facility borrowings	317,000	180,000
Senior notes	987,756	987,352
Regulatory and other long-term liabilities	20,880	20,273
Total liabilities	1,513,690	1,433,531

Equity:
Predecessor equity	1,422,245	1,391,615
Noncontrolling interest	175,215	173,472
Common (80,591,366 and 80,581,758 units issued and outstanding at March 31, 2018 and December 31, 2017, respectively)	2,198,127	2,147,706
General partner (1,443,015 units issued and outstanding at March 31, 2018 and December 31, 2017)	5,289	1,252
Total equity	3,800,876	3,714,045
Total liabilities and equity	$5,314,566	$5,147,576

(1)
As discussed in Note B, the combined financial statements of EQM have been retrospectively recast to include the pre-acquisition results of ROM, Strike Force and Rice WV, which were acquired by EQM effective on May 1, 2018, because this transaction was between entities under common control.

The accompanying notes are an integral part of these combined financial statements.

EQT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
Statements of Combined Equity (Unaudited)(1)

	Predecessor	Noncontrolling	Limited Partners	General	Total
	Equity	Interest	Common	Partner	Equity
	(Thousands)
Balance at January 1, 2017	$—	$—	$2,008,510	$(14,956)	$1,993,554
Net income	—	—	109,991	33,205	143,196
Capital contributions	—	—	956	18	974
Equity-based compensation plans	—	—	225	—	225
Distributions paid to unitholders	—	—	(68,494)	(29,328)	(97,822)
Balance at March 31, 2017	$—	$—	$2,051,188	$(11,061)	$2,040,127

Balance at January 1, 2018	$1,391,615	$173,472	$2,147,706	$1,252	$3,714,045
Net income	29,615	2,493	129,937	47,281	209,326
Distributions to noncontrolling interest	—	(750)	—	—	(750)
Capital contributions	—	—	2,749	50	2,799
Equity-based compensation plans	—	—	331	—	331
Distributions paid to unitholders	—	—	(82,596)	(43,294)	(125,890)
Net contributions from EQT	1,015		—	—	1,015
Balance at March 31, 2018	$1,422,245	$175,215	$2,198,127	$5,289	$3,800,876

(1)
As discussed in Note B, the combined financial statements of EQM have been retrospectively recast to include the pre-acquisition results of ROM, Strike Force and Rice WV, which were acquired by EQM effective on May 1, 2018, because this transaction was between entities under common control.

The accompanying notes are an integral part of these combined financial statements.

EQT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
Notes to Combined Financial Statements (Unaudited)

A.	Financial Statements
Organization and Basis of Presentation
EQM is a growth-oriented Delaware limited partnership. EQT Midstream Services, LLC (EQM General Partner) is a direct wholly owned subsidiary of EQT GP Holdings, LP (EQGP) and is the general partner of EQM.
EQM's combined financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) for interim financial information and with the requirements of Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, these unaudited combined financial statements include all adjustments (consisting of only normal recurring adjustments, unless otherwise disclosed in this Current Report on Form 8-K) necessary for a fair presentation of the financial position of EQM as of March 31, 2018 and December 31, 2017, and the results of its operations, cash flows and equity for the three months ended March 31, 2018 and 2017. Certain previously reported amounts have been reclassified to conform to the current year presentation. The balance sheet at December 31, 2017 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by GAAP for complete financial statements.
As discussed in Note B, EQM's combined financial statements has been retrospectively recast to include the pre-acquisition results of ROM, Strike Force and Rice WV, which were acquired by EQM effective on May 1, 2018, because this transaction was between entities under common control. The recast is for the period the acquired businesses were under common control of EQT. ROM, Strike Force and Rice WV were acquired by EQT on November 13, 2017 through EQT's merger with Rice Energy Inc. (Rice) (the Rice Merger).
Due to the seasonal nature of EQM's utility customer contracts, the interim statements for the three months ended March 31, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018.
For further information, refer to the combined financial statements and related footnotes and Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations" of this Current Report on Form 8-K.
Recently Issued Accounting Standards
In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers. The standard requires an entity to recognize revenue in a manner that depicts the transfer of goods or services to customers at an amount that reflects the consideration the entity expects in exchange for those goods or services. EQM adopted this standard on January 1, 2018 using the modified retrospective method of adoption. Adoption of the ASU did not require an adjustment to the opening balance of equity. EQM does not expect the standard to have a significant effect on its results of operations, liquidity or financial position. EQM implemented processes and controls to ensure new contracts are reviewed for the appropriate accounting treatment and to generate the disclosures required under the new standard in the first quarter of 2018. For the disclosures required by this ASU, see Note C.
In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. The standard primarily affects accounting for equity investments, financial liabilities under the fair value option and the presentation and disclosure requirements for financial instruments, and eliminates the cost method of accounting for equity investments. EQM adopted this standard in the first quarter of 2018 with no significant effect on its financial statements or related disclosures.
In February 2016, the FASB issued ASU No. 2016-02, Leases. The standard requires an entity to record assets and obligations for contracts currently recognized as operating leases. Lessees and lessors must apply a modified retrospective transition approach. The ASU will be effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, with early adoption permitted. EQM has completed a high-level identification of agreements covered by this standard and will continue to evaluate the effect this standard will have on its financial statements, internal controls and related disclosures.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments. This ASU amends guidance on reporting credit losses for assets held at amortized cost basis and available for sale debt securities. For assets held at amortized cost basis, this ASU eliminates the probable initial recognition threshold in current GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The ASU will be effective for annual reporting periods beginning after December 15, 2019, including interim periods within that reporting period. EQM is currently evaluating the effect this standard will have on its financial statements and related disclosures.
In January 2017, the FASB issued ASU 2017-04, Simplifying the Test of Goodwill Impairment. ASU 2017-04 simplifies the quantitative goodwill impairment test requirements by eliminating the requirement to calculate the implied fair value of goodwill (Step 2 of the current goodwill impairment test). Instead, a company would record an impairment charge based on the excess of a reporting unit’s carrying value over its fair value (measured in Step 1 of the current goodwill impairment test). Entities will apply the standard’s provisions prospectively. EQM adopted this standard in the first quarter of 2018 with no significant effect on its financial statements or related disclosures.

B.	Midstream Streamlining Transactions
May 2018 Acquisition and Gulfport Transaction
On April 25, 2018, EQT, Rice Midstream Holdings LLC, a wholly owned subsidiary of EQT, EQM and EQM Gathering Holdings, LLC (EQM Gathering), a wholly owned subsidiary of EQM, entered into a Contribution and Sale Agreement pursuant to which EQM Gathering acquired from EQT all of EQT's interests in ROM, Strike Force and Rice WV in exchange for an aggregate of 5,889,282 EQM common units and aggregate cash consideration of $1.15 billion, subject to customary purchase price adjustments. Strike Force owns a 75% limited liability company interest in Strike Force Midstream LLC (Strike Force Midstream). The May 2018 Acquisition closed on May 22, 2018 with an effective date of May 1, 2018.
On May 1, 2018, pursuant to the Purchase and Sale Agreement dated April 25, 2018, by and among EQM, EQM Gathering, Gulfport Energy Corporation (Gulfport) and an affiliate of Gulfport, EQM Gathering acquired the remaining 25% limited liability company interest in Strike Force Midstream not owned by Strike Force for $175 million (the Gulfport Transaction). As a result, EQM owned 100% of Strike Force Midstream effective as of May 1, 2018.
EQM-RMP Merger
On April 25, 2018, EQM entered into an Agreement and Plan of Merger (the Merger Agreement) with Rice Midstream Partners LP (RMP), Rice Midstream Management LLC, the general partner of RMP (the RMP General Partner), the EQM General Partner, EQM Acquisition Sub, LLC, a wholly owned subsidiary of EQM (Merger Sub), EQM GP Acquisition Sub, LLC, a wholly owned subsidiary of EQM (GP Merger Sub), and, solely for certain limited purposes set forth therein, EQT. Pursuant to the Merger Agreement, Merger Sub and GP Merger Sub will merge with and into RMP and the RMP General Partner, respectively, with RMP and the RMP General Partner surviving as wholly owned subsidiaries of EQM (the Mergers). Pursuant to the Merger Agreement, each RMP common unit issued and outstanding immediately prior to the effective time of the Mergers will be converted into the right to receive 0.3319 EQM common units.
The completion of the Mergers is subject to the satisfaction or waiver of certain customary closing conditions, including, but not limited to: (i) approval of the Merger Agreement by RMP's unitholders holding a majority of the outstanding RMP common units and (ii) expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. As a result of the Mergers, RMP's common units will no longer be publicly traded. EQM expects to complete the Mergers during the third quarter of 2018.
ROM, Strike Force and Rice WV were businesses and the related acquisition was a transaction between entities under common control; therefore, EQM recorded the assets and liabilities of these entities at their carrying amounts to EQT on the effective date of the transaction. EQM recast its combined financial statements to retrospectively reflect the pre-acquisition results of the May 2018 Acquisition as if the entities were owned since the Rice Merger on November 13, 2017; however, the combined financial statements are not necessarily indicative of the results of operations that would have occurred if EQM had owned them during the three months ended March 31, 2018.

C.	Revenue from Contracts with Customers
As discussed in Note A, EQM adopted ASU No. 2014-09, Revenue from Contracts with Customers, on January 1, 2018 using the modified retrospective method of adoption. EQM applied the ASU to all open contracts as of the date of initial application. Adoption of the ASU did not require an adjustment to the opening balance of equity and did not materially change EQM's amount and timing of revenues.
EQM provides gathering, transmission and storage services in two manners: firm service and interruptible service. Firm service contracts are typically long term and include firm reservation fees, which are fixed, monthly charges for the guaranteed reservation of pipeline or storage capacity. Interruptible service contracts include volumetric based fees, which are charges for the volume of gas actually gathered, transported or stored and do not guarantee access to the pipeline or storage facility. These contracts can be short or long term. Volumetric based fees can also be charged under firm contracts for actual volumes transported, gathered or stored in excess of the firm contracted volume. Firm and interruptible contracts are billed at the end of each calendar month, with payment typically due within 21 days.
Under a firm contract, EQM has a stand-ready obligation to provide the service over the life of the contract. The performance obligation for firm reservation fee revenue is satisfied over time as the pipeline capacity is made available to the customer. As such, EQM recognizes firm reservation fee revenue evenly over the contract period, using a time-elapsed output method to measure progress. The performance obligation for volumetric based fee revenues is generally satisfied upon EQM's monthly billing to the customer for actual volumes gathered, transported or stored during the month. The amount billed corresponds directly to the value of EQM's performance to date as the customer obtains value as each volume is gathered, transported or stored.
For the three months ended March 31, 2018 and 2017, all revenues recognized on EQM's statements of combined operations are from contracts with customers. As of March 31, 2018 and December 31, 2017, all receivables recorded on EQM's combined balance sheets represent performance obligations that have been satisfied and for which an unconditional right to consideration exists.
The table below provides disaggregated revenue information by EQM business segment for the three months ended March 31, 2018.

	Three Months Ended March 31, 2018
	Gathering	Transmission	Total
	(Thousands)
Firm reservation fee revenues	$109,933	$97,775	$207,708
Volumetric based fee revenues:
Usage fees under firm contracts (1)	12,108	3,822	15,930
Usage fees under interruptible contracts	57,587	5,337	62,924
Total volumetric based fee revenues	69,695	9,159	78,854
Total operating revenues	$179,628	$106,934	$286,562

(1)	Includes fees on volumes gathered and transported in excess of firm contracted capacity as well as commodity charges and fees on all volumes transported under firm contracts.
Based on total projected contractual revenues and including contracts associated with expected future capacity from expansion projects that are not yet fully constructed but for which EQM has entered into firm contracts, EQM's firm gathering contracts and firm transmission and storage contracts had weighted average remaining terms of approximately 8 and 15 years, respectively, as of December 31, 2017.
The following table summarizes the transaction price allocated to EQM's remaining performance obligations under all contracts with firm reservation fees as of March 31, 2018.

	2018	2019	2020	2021	2022	Thereafter	Total
	(Thousands)
Gathering firm reservation fees	$333,316	$443,741	$443,741	$443,741	$443,741	$1,485,787	$3,594,067
Transmission firm reservation fees	294,044	384,018	381,788	377,619	372,544	3,039,812	4,849,825
Total firm reservation fees	$627,360	$827,759	$825,529	$821,360	$816,285	$4,525,599	$8,443,892

D.	Equity and Net Income per Limited Partner Unit
The following table summarizes EQM's limited partner common units and general partner units issued from January 1, 2018 through March 31, 2018. There were no issuances in 2017.

	Limited Partner Common Units	General Partner Units	Total
Balance at January 1, 2018	80,581,758	1,443,015	82,024,773
Common units issued (1)	9,608	—	9,608
Balance at March 31, 2018	80,591,366	1,443,015	82,034,381

(1)	Units issued upon a resignation from the EQM General Partner's Board of Directors in February 2018.

As of March 31, 2018, EQGP and its subsidiaries owned 21,811,643 EQM common units, representing a 26.6% limited partner interest, 1,443,015 EQM general partner units, representing a 1.8% general partner interest, and all of the IDRs in EQM. As of March 31, 2018, EQT owned 100% of the non-economic general partner interest and a 90.1% limited partner interest in EQGP.
As of June 12, 2018, EQGP and its subsidiaries owned 21,811,643 EQM common units, representing a 24.8% limited partner interest, 1,443,015 EQM general partner units, representing a 1.6% general partner interest, and all of the IDRs in EQM. As of June 12, 2018, EQT owned 5,889,282 EQM common units, representing a 6.7% limited partner interest in EQM, 100% of the non-economic general partner interest in EQGP and a 91.3% limited partner interest in EQGP.
Net Income per Limited Partner Unit. The weighted average phantom unit awards included in the calculation of basic weighted average limited partner units outstanding was 22,748 and 20,073 for the three months ended March 31, 2018 and 2017, respectively.

E.	Financial Information by Business Segment

	Three Months Ended March 31,
	2018	2017
	(Thousands)
Revenues from external customers (including affiliates):
Gathering	$179,628	$102,329
Transmission	106,934	97,743
Total operating revenues	$286,562	$200,072

Operating income:
Gathering	$130,882	$73,704
Transmission	79,451	71,604
Total operating income	$210,333	$145,308

Reconciliation of operating income to net income:
Equity income	8,811	4,277
Other income	898	1,537
Net interest expense	10,716	7,926
Net income	$209,326	$143,196

	March 31, 2018	December 31, 2017
	(Thousands)
Segment assets:
Gathering	$3,114,876	$3,020,491
Transmission	1,494,439	1,487,501
Total operating segments	4,609,315	4,507,992
Headquarters, including cash	705,251	639,584
Total assets	$5,314,566	$5,147,576

	Three Months Ended March 31,
	2018	2017
	(Thousands)
Depreciation and amortization:
Gathering	$14,944	$8,860
Transmission	12,441	11,687
Total	$27,385	$20,547

Expenditures for segment assets:
Gathering	$113,198	$48,838
Transmission	18,929	21,389
Total (1)	$132,127	$70,227

(1)
EQM accrues capital expenditures when work has been completed but the associated bills have not yet been paid. These accrued amounts are excluded from capital expenditures in the statements of combined cash flows until they are paid in a subsequent period. Accrued capital expenditures were approximately $60.3 million and $66.0 million at March 31, 2018 and December 31, 2017, respectively. Accrued capital expenditures were approximately $34.0 million and $26.7 million at March 31, 2017 and December 31, 2016, respectively.

F.	Related Party Transactions
In the ordinary course of business, EQM engages in transactions with EQT and its affiliates including, but not limited to, gas gathering agreements, transportation service and precedent agreements and storage agreements. Pursuant to an omnibus agreement, EQT performs centralized corporate, general and administrative services for EQM and provides a license for the use of the name "EQT" and related marks in connection with EQM's business. In exchange, EQM reimburses EQT for the expenses incurred by EQT in providing these services. The omnibus agreement also provides for certain indemnification obligations between EQM and EQT. Pursuant to a secondment agreement, employees of EQT and its affiliates may be seconded to EQM to provide operating and other services with respect to EQM's business under the direction, supervision and control of EQM. EQM reimburses EQT and its affiliates for the services provided by the seconded employees. The expenses for which EQM reimburses EQT and its affiliates may not necessarily reflect the actual expenses that EQM would incur on a stand-alone basis. EQM is unable to estimate what those expenses would be on a stand-alone basis.

G.	Investment in Unconsolidated Entity
The MVP Joint Venture is constructing the Mountain Valley Pipeline (MVP), an estimated 300-mile natural gas interstate pipeline spanning from northern West Virginia to southern Virginia. EQM is the operator of the MVP and owned a 45.5% interest in the MVP Joint Venture as of March 31, 2018. The MVP Joint Venture is a variable interest entity because it has insufficient equity to finance its activities during the construction stage of the project. EQM is not the primary beneficiary because it does not have the power to direct the activities of the MVP Joint Venture that most significantly impact its economic performance. Certain business decisions require the approval of owners holding more than a 66 2/3% interest in the MVP Joint Venture and no one member owns more than a 66 2/3% interest. The MVP Joint Venture is an equity method investment for accounting purposes as EQM has the ability to exercise significant influence over operating and financial policies of the MVP Joint Venture.
In February 2018, the MVP Joint Venture issued a capital call notice to MVP Holdco, LLC (MVP Holdco), a direct wholly owned subsidiary of EQM, for $65.8 million, which was paid in May 2018. The capital contribution payable has been reflected on the combined balance sheet as of March 31, 2018 with a corresponding increase to EQM's investment in the MVP Joint Venture.
Equity income, which is primarily related to EQM's portion of the MVP Joint Venture's equity component of allowance for funds used during construction (AFUDC) on construction of the MVP, is reported in equity income in the statements of combined operations.
As of March 31, 2018, EQM had issued a $91 million performance guarantee in favor of the MVP Joint Venture to provide performance assurances for MVP Holdco's obligations to fund its proportionate share of the construction budget for the MVP. As of March 31, 2018, EQM's maximum financial statement exposure related to the MVP Joint Venture was approximately $637 million, which consists of the investment in unconsolidated entity balance on the combined balance sheet as of March 31, 2018 and amounts that could have become due under EQM's performance guarantee as of that date.

The following tables summarize the unaudited condensed financial statements for the MVP Joint Venture.
Condensed Consolidated Balance Sheets

	March 31, 2018	December 31, 2017
	(Thousands)
Current assets	$349,620	$330,271
Noncurrent assets	906,626	747,728
Total assets	$1,256,246	$1,077,999

Current liabilities	$55,305	$65,811
Equity	1,200,941	1,012,188
Total liabilities and equity	$1,256,246	$1,077,999
Condensed Statements of Consolidated Operations

	Three Months Ended March 31,
	2018	2017
	(Thousands)
Net interest income	$6,183	$2,247
AFUDC - equity	13,182	7,153
Net income	$19,365	$9,400

H.	Credit Facility Borrowings
$1 Billion Facility. EQM has a $1 billion credit facility that expires in July 2022. The $1 Billion Facility is available to fund working capital requirements and capital expenditures, to purchase assets, to pay distributions and repurchase units and for general partnership purposes (including purchasing assets from EQT and other third parties). EQM's $1 Billion Facility contains various provisions that, if violated, could result in termination of the credit facility, require early payment of amounts outstanding or similar actions. The most significant covenants and events of default relate to maintenance of a permitted leverage ratio, limitations on transactions with affiliates, limitations on restricted payments, insolvency events, nonpayment of scheduled principal or interest payments, acceleration of and certain other defaults under other financial obligations and change of control provisions. Under the $1 Billion Facility, EQM is required to maintain a consolidated leverage ratio of not more than 5.00 to 1.00 (or not more than 5.50 to 1.00 for certain measurement periods following the consummation of certain acquisitions).
EQM had no letters of credit outstanding under its credit facility as of March 31, 2018 and December 31, 2017. During the three months ended March 31, 2018, the maximum amount of EQM's outstanding borrowings under the credit facility at any time was $420 million and the average daily balance was approximately $301 million. EQM incurred interest at a weighted average annual interest rate of approximately 3.0% for the three months ended March 31, 2018. There were no borrowings outstanding at any time during the three months ended March 31, 2017.
364-Day Facility. EQM has a $500 million, 364-day, uncommitted revolving loan agreement with EQT that matures on October 24, 2018 and will automatically renew for successive 364-day periods unless EQT delivers a non-renewal notice at least 60 days prior to the then current maturity date. Interest accrues on outstanding borrowings at an interest rate equal to the rate then applicable to similar loans under the $1 Billion Facility, or a successor revolving credit facility, less the sum of (i) the then applicable commitment fee under the $1 Billion Facility and (ii) 10 basis points.
EQM had no borrowings outstanding on the 364-Day Facility as of March 31, 2018 and December 31, 2017. There were no borrowings outstanding at any time during the three months ended March 31, 2018. During the three months ended March 31, 2017, the maximum amount of EQM's outstanding borrowings under the credit facility at any time was $50 million and the average daily balance was approximately $26 million. EQM incurred interest at a weighted average annual interest rate of approximately 2.0% for the three months ended March 31, 2017.
As of March 31, 2018, EQM was in compliance with all debt provisions and covenants.
On April 25, 2018, EQM entered into a $2.5 billion unsecured multi-draw 364-day term loan facility with a syndicate of lenders (the EQM Term Loan Facility). The EQM Term Loan Facility was used to fund the cash consideration for the May 2018

Acquisition, is available to repay borrowings under EQM's $1 Billion revolving credit facility and, following the Mergers, under RMP's $850 million revolving credit facility, to fund ongoing working capital requirements and for other general partnership purposes. Unused commitments under the EQM Term Loan Facility will terminate automatically on December 31, 2018. The EQM Term Loan Facility matures on April 24, 2019 and includes mandatory prepayment and commitment reduction requirements related to the receipt by EQM of net cash proceeds from certain debt transactions, equity issuances, asset sales and joint venture distributions. As of June 12, 2018, EQM had $1,825 million outstanding under the EQM Term Loan Facility, $375 million remaining availability for general partnership purposes and $300 million remaining availability that can be used only in conjunction with the closing of the Mergers.

I.	Fair Value Measurements
The carrying values of cash and cash equivalents, accounts receivable, amounts due to/from related parties and accounts payable approximate fair value due to the short maturity of the instruments; these are considered Level 1 fair value measurements. The carrying value of the credit facility borrowings approximates fair value as the interest rates are based on prevailing market rates; this is considered a Level 1 fair value measurement. As EQM's senior notes are not actively traded, their fair values are considered Level 2 fair value measurements and are estimated using a standard industry income approach model that applies a discount rate based on market rates for debt with similar remaining time to maturity and credit risk. As of March 31, 2018 and December 31, 2017, the estimated fair value of EQM's senior notes was approximately $974 million and $1,006 million, respectively, and the carrying value of EQM's senior notes was approximately $988 million and $987 million, respectively. The fair value of the Preferred Interest is a Level 3 fair value measurement and is estimated using an income approach model that applies a market-based discount rate. As of March 31, 2018 and December 31, 2017, the estimated fair value of the Preferred Interest was approximately $128 million and $133 million, respectively, and the carrying value of the Preferred Interest was approximately $118 million and $119 million, respectively.

J.	Distributions
On April 24, 2018, the Board of Directors of the EQM General Partner declared a cash distribution to EQM's unitholders for the first quarter of 2018 of $1.065 per common unit. The cash distribution was paid on May 15, 2018 to unitholders of record at the close of business on May 4, 2018. Cash distributions to EQGP were approximately $23.2 million related to its limited partner interest, $2.3 million related to its general partner interest and $44.2 million related to its IDRs in EQM.

K.	Combined Variable Interest Entity
EQM determined Strike Force Midstream to be variable interest entity. Through EQM's ownership and control of Strike Force, which owns a 75% limited liability company interest in Strike Force Midstream, EQM has the power to direct the activities that most significantly impact the economic performance of Strike Force Midstream. In addition, through EQM's majority ownership interest in Strike Force Midstream, EQM has the obligation to absorb the losses of Strike Force Midstream and the right to receive benefits from Strike Force Midstream, in accordance with such interest. As EQM has a controlling financial interest in, and is primary beneficiary of Strike Force Midstream, EQM consolidates Strike Force Midstream.
The risks associated with the operations of Strike Force Midstream and the impact that the ownership and control of Strike Force Midstream has on EQM's financial position, results of operations and cash flows are discussed in the combined financial statements included in Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Item 8, "Financial Statements and Supplementary Data" of this Current Report on Form 8-K.
The following table presents summary information of assets and liabilities of Strike Force Midstream included in the EQM's combined balance sheets that are for the use or obligation of Strike Force Midstream.

	March 31, 2018	December 31, 2017
	(Thousands)
Assets:
Cash and cash equivalents	$22,136	$43,938
Accounts receivable	20,193	12,477
Other current assets	107	—
Net property, plant and equipment	377,112	356,346
Intangible assets, net	$450,291	$457,992
Liabilities:
Accrued liabilities	$12,874	$24,341

The following table summarizes Strike Force Midstream’s statements of combined operations and cash flows for the three months ended March 31, 2018, inclusive of affiliate amounts.

March 31, 2018
(Thousands)
Operating revenues	$22,810
Operating expenses	12,953
Other income	(116)
Net income	$9,973

Net cash provided by operating activities	$13,620
Net cash used in investing activities	(32,423)
net cash used in financing activities	$(3,000)

L.	Subsequent Events
See Note B, Note D and Note H for a discussion of subsequent events.